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                                                                    Exhibit 10.5

                               BUY-SELL AGREEMENT

     THIS BUY-SELL AGREEMENT, dated as of January 1, 1997 (the "Agreement"), is entered into among Big Dog Holdings, Inc. (the "Corporation"), Fred Kayne ("Majority Shareholder") and Andrew D. Feshbach ("Minority Shareholder").

     IN CONSIDERATION of the mutual covenants provided herein and other good and valuable consideration, the parties hereby agree as follows:

1.   PUT OPTION


     1.1 Upon the death of Minority Shareholder, the estate or other successor of Minority Shareholder (the "Representative") shall have the right to sell to the Corporation (the "Put Option") the shares of common stock of the Corporation owned by Minority Shareholder at that time (the "Shares"). The purchase price shall be Five Dollars ($5.00) par share. Upon the death of Minority Shareholder, the Corporation shall notify the Representative that the Put Option has become effective. The Representative shall have 90 days after the date of such notice to exercise the Put Option. The Representative may exercise the Put Option in whole or in part by delivering notice to the Corporation of the election to exercise and the number of Shares which it elects to tender (the "Tendered Shares"). The Corporation shall have 90 days from the date of such election notice to close the purchase. On the closing date of such purchase, the Representative shall execute and deliver to the Corporation duly endorsed certificates for the Tendered Shares and any other appropriate documents and shall take such other actions as may be reasonably necessary or desirable to complete such sale. Subject to
     Section 1.2 below, the Corporation shall pay cash for the Tendered
     Shares.

            1.2 The Corporation has procured an insurance policy on the life of the Minority Shareholder in the amount of $5 million payable to the Corporation (the "Policy"). The Corporation agrees to use commercially reasonable efforts to maintain the Policy during the term of this Agreement. In the event of Minority Shareholder's death, $1 million of the proceeds of the Policy shall be retained by the Corporation and the balance shall be applied in the following order; (i) first, to the payment of any indebtedness then owed by Minority Shareholder to Majority Shareholder or the Corporation, (ii) second, to the purchase of the Tendered Shares and (iii) lastly, any balance shall be retained by the Corporation. To the extent the foregoing application of proceeds does not result in full payment of the purchase price for the Tendered Shares, or to the extent applicable corporate law or any loan or other agreement with creditors prevents the Corporation's full payment for the Tendered Shares (and a waiver cannot reasonably be obtained from the other party to such agreement), the Corporation may pay the balance of the purchase price by delivery of an unsecured promissory note bearing interest at 7% per annum with principal payable in equal quarterly installments, together with accrued interest, over a period of 18 months (or over such longer period as is required to comply with applicable corporate law or such agreements).

     1.3 During the term of this Agreement: (i) the Policy shall belong solely to the Corporation and Minority Shareholder shall not have the right to designate the beneficiaries or exercise any other power over it, (ii) the Corporation will not amend or

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     take any other action in regard to the Policy without the consent of its
     Board Of Directors and (ii) the Corporation shall pay all premiums on the Policy. Any dividends paid on the Policy before maturity or the insured's death shall be paid to the Corporation and shall not be subject to this Agreement.

2.   INVALID PROVISIONS

     The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof.

3.   AMENDMENT GOVERNING LAW

     3.1 This Agreement may be amended in whole or in part only by the written consent of the parties hereto.

     3.2 This Agreement shall be governed by and construed in accordance with the internal laws of the State of California


4.   TERMINATION

     This Agreement shall terminate on January 1, 1998, provided that the parties agree to in good faith renegotiate a one-year extension at that time and on an annual basis thereafter. Provided, however, that this Agreement shall terminate earlier upon the occurrence of either of the following: (i) the Corporation shall consummate a registered public offering of its common stock or (ii) the employment of Minority Shareholder by the Corporation shall terminate other than due to the death of Minority Shareholder.

5.   COMPLETE AGREEMENT

     This Agreement reflects the complete agreement of the parties with respect to the subject matter contemplated herein.

6.   NOTICE

     Any notice given under this Agreement shall be in writing and shall be deemed to have been given: (i) if personally delivered, when received, (ii) if sent by telecopy, when transmission is confirmed and (iii) if mailed, 3 days after deposit in the U.S. mail, certified mail, return receipt requested. Any notice to the Corporation shall be addressed to its principal executive offices, attention General Counsel, and any notice to the other parties shall be sent to their home address as shown on the books and record of the Corporation

7.   ASSIGNMENT

     The Corporation may assign any or all of his rights and obligations under this Agreement (and the Policy) to the Majority Shareholder. Minority Shareholder may not assign any of his rights or obligations under this Agreement without the consent of the Board of Directors of the Company.

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